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Exhibit 99(a)(1)

        Offer to Purchase for Cash
All Outstanding Shares of 1996 Series Common Stock
of
Big Sky Transportation Co.
at
$2.60 Net Per Share
by
Ranger Acquisition Corp.
a wholly owned subsidiary of
Mesaba Holdings, Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 27, 2002, UNLESS THE OFFER IS EXTENDED.

        THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") AMONG MESABA HOLDINGS, INC., A MINNESOTA CORPORATION ("PARENT"), RANGER ACQUISITION CORP., A MONTANA CORPORATION AND WHOLLY OWNED SUBSIDIARY OF PARENT ("PURCHASER"), AND BIG SKY TRANSPORTATION CO., A MONTANA CORPORATION (THE "COMPANY"), DATED SEPTEMBER 26, 2002. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, OUR TENDER OFFER AND OUR PROPOSED MERGER WITH THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF 1996 SERIES COMMON STOCK, NO PAR VALUE, OF THE COMPANY (THE "SHARES") WHICH, TOGETHER WITH ALL SHARES ALREADY OWNED, DIRECTLY OR INDIRECTLY, BY PARENT OR PURCHASER, WOULD REPRESENT AT LEAST TWO-THIRDS OF THE COMPANY'S OUTSTANDING SHARES ON A FULLY-DILUTED BASIS, ASSUMING THE EXERCISE OF ALL OUTSTANDING STOCK OPTIONS, ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

IMPORTANT

        Any shareholder who desires to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and (a) mail or deliver the Letter of Transmittal, together with the certificate(s) evidencing the tendered shares and all other required documents, to Continental Stock Transfer & Trust Company as Depositary, at its address set forth on the back cover of this Offer to Purchase or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if he or she desires to tender such Shares.

        Any shareholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

        Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials, may be directed to MacKenzie Partners, Inc., as Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

October 29, 2002

i

SUMMARY TERM SHEET

        Mesaba Holdings, Inc., through its wholly owned subsidiary, Ranger Acquisition Corp., is offering to purchase all of the outstanding common stock of Big Sky Transportation Co. for $2.60 per share, net to the seller in cash. The following are answers to some of the questions you, as a shareholder of Big Sky Transportation Co., may have about the offer. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

        Our name is Ranger Acquisition Corp. We are a Montana corporation formed for the purpose of making a cash tender offer for all of the outstanding common stock of Big Sky Transportation Co. We are a wholly owned subsidiary of Mesaba Holdings, Inc., a Minnesota corporation. See "Introduction."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

        We are seeking to purchase all of the outstanding 1996 Series Common Stock, no par value, of Big Sky Transportation Co. See "Introduction."

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

        We are offering to pay $2.60 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

        Mesaba Holdings, Inc., our parent company, will provide us with sufficient cash to purchase all shares validly tendered and not withdrawn in the offer and to complete the merger which is expected to follow the successful completion of the offer. The cash will be readily available from Mesaba Holdings, Inc.'s corporate funds. See "Section 9—Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

        We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash. Additionally, the offer is not subject to any financing condition and, if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger. See "Section 9—Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

        You will have at least until 12:00 midnight, New York City time, on Wednesday, November 27, 2002, to tender your shares in the offer. Further, if you are unable to deliver the required documents in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure which is described later in this Offer to Purchase. In addition, if we extend the expiration date of the offer or if we decide to include a subsequent offering period, as described below, you will have an additional opportunity to tender your shares. See "Section 1—Terms of the Offer; Expiration Date" and "Section 3—Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

        Subject to the terms of our merger agreement with Big Sky Transportation Co., we can extend the offer. We have agreed in the merger agreement that we may, in our sole discretion, extend the expiration date for additional periods of no more than ten (10) business days each as we may determine to be appropriate to permit any conditions to the offer that have not been satisfied or waived, but not beyond December 31, 2002. See "Section 1—Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

        If we decide to extend the offer, we will inform Continental Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the date on which the offer was to expire. See "Section 1—Terms of the Offer; Expiration Date."

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

        We may elect to provide a subsequent offering period, although we currently have no intention to do so. If we do provide a subsequent offering period, we will elect to do so not later than five (5) business days before the date on which the offer is to expire. "Section 1—Terms of the Offer; Expiration Date."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

        We are not obligated to purchase any shares that you validly tender unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least two-thirds of the total voting power of the outstanding securities of Big Sky Transportation Co. entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis, on the date of purchase. Other conditions to the offer are described in "Section 14—Certain Conditions of the Offer."

HOW DO I TENDER MY SHARES?

        If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required, to Continental Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company.

        If you are unable to deliver the required documents to Continental by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by Continental within three (3) trading days. A trading day is any day on which The Pacific Exchange is open for business. However, Continental must receive the missing items within that three (3) trading day period. See "Section 3—Procedures for Tendering Shares."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        To withdraw shares, you must deliver a properly executed written notice of withdrawal (or a facsimile of one) with the required information to Continental Stock Transfer & Trust Company, the depositary for the offer, while you still have the right to withdraw the shares. See "Section 4—Withdrawal Rights."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

        You can withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by December 31, 2002, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to shares tendered during a subsequent offering period, if any. See "Section 1—Terms of the Offer; Expiration Date" and "Section 4—Withdrawal Rights."

WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTION?

        The receipt of cash by you in exchange for your shares pursuant to the offer, the merger or upon exercise of dissenters' rights is a taxable transaction for federal, and possibly state, income tax purposes. In general, you will recognize capital gain or loss equal to the difference between the adjusted tax basis of your shares and the amount of cash that you receive from us for the shares. We encourage you to consult with your own tax advisor about the particular effect a tender would have on you. See "Section 5—Certain Tax Considerations."

WHAT DOES THE BOARD OF DIRECTORS OF BIG SKY TRANSPORTATION CO. THINK OF THE OFFER?

        We are making the offer pursuant to the merger agreement. The Board of Directors of Big Sky Transportation Co. has unanimously approved the merger agreement, our tender offer and the proposed merger in which Big Sky Transportation Co. will become a wholly owned subsidiary of Mesaba Holdings, Inc. The Board of Directors of Big Sky Transportation Co. has determined that the offer and merger are fair to and in the best interests of Big Sky Transportation Co. and its shareholders and unanimously recommends that the shareholders of Big Sky Transportation Co. accept the offer and tender their shares. See "Section 10—Background of the Offer; Contacts with the Company" and "Section 11—Purpose of the Offer and Merger; Plans for the Company; Merger Agreement; Shareholder Agreement and Other Agreements; Other Matters."

HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

        Yes. Each shareholder who beneficially owns more than five (5) percent of the Company's outstanding stock and each officer and director of the Company have agreed to tender all of his, her or its shares in the offer. See "Introduction" and "Section 11—Purpose of the Offer and Merger; Plans for the Company; Merger Agreement; Shareholder Agreement and Other Agreements; Other Matters."

IF TWO-THIRDS OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL BIG SKY TRANSPORTATION CO. CONTINUE AS A PUBLIC COMPANY?

        No. Following our purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, Big Sky Transportation Co. will be owned by Mesaba Holdings, Inc. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that Big Sky Transportation Co.'s common stock will no longer be eligible to be quoted on the The Pacific Exchange, there may not be a public trading market for Big Sky Transportation Co.'s stock, and Big Sky Transportation Co. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies. See "Section 13—Effect of the Offer on the Market for the Shares, The Pacific Exchange Listing and Exchange Act Registration."

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL BIG SKY TRANSPORTATION CO. SHARES ARE NOT TENDERED IN THE OFFER?

        Yes. If we acquire at least two-thirds of the outstanding shares of Big Sky Transportation Co., on a fully diluted basis, pursuant to the offer, Ranger Acquisition Corp. will be merged with and into Big Sky Transportation Co. If that merger takes place, Mesaba Holdings, Inc. will own all of the shares of Big Sky Transportation Co. and all shareholders of Big Sky Transportation Co. (other than Ranger Acquisition Corp. and shareholders of Big Sky Transportation Co. properly exercising dissenters' rights) will receive $2.60 per share. See "Section 13—Effect of the Offer on the Market for the Shares, The Pacific Exchange Listing and Exchange Act Registration."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

        If the merger described above takes place, shareholders not tender in the offer (other than those properly exercising dissenters' rights under Montana law) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and you will not have dissenters' rights if you tender. You may also have different income tax results if you do not tender, because of the longer period of time during which you would hold the shares that are not purchased pursuant to the offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

        On September 26, 2002, the last full trading day before we announced the signing of the merger agreement, the closing price per share of Big Sky Transportation Co. common stock on The Pacific Exchange was $0.50. On October 28, 2002, the last full trading day before we commenced the offer, the closing price per share of Big Sky Transportation Co. common stock on The Pacific Exchange was $2.30. Between July 1, 2002 and October 28, 2002, the closing price of a share of Big Sky Transportation Co. common stock ranged between $0.50 and $2.36. We advise you to obtain a recent quotation for shares of Big Sky Transportation Co.'s common stock in deciding whether to tender your shares. See "Section 6—Price Range of Shares; Dividends."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect). MacKenzie Partners, Inc. is acting as the information agent for our offer.

To the Holders of 1996 Series Common Stock of Big Sky Transportation Co.:

INTRODUCTION

        Ranger Acquisition Corp., a Montana corporation ("Purchaser") and a wholly owned subsidiary of Mesaba Holdings, Inc., a Minnesota corporation ("Parent"), hereby offers to purchase all of the outstanding shares (the "Shares") of 1996 Series Common Stock, no par value (the "Common Stock"), of Big Sky Transportation Co., a Montana corporation (the "Company"), at a purchase price of $2.60 per Share (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Per Share Amount"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

        Tendering shareholders who are record owners of Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer or the Merger. Shareholders of the Company (the "Shareholders") who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fee. Purchaser will pay all fees and expenses of Continental Stock Transfer & Trust Company as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 26, 2002 (the "Merger Agreement"), among the Parent, Purchaser and Company. The Merger Agreement provides, among other things, that following the consummation of the Offer and promptly following satisfaction or waiver of all other conditions to the Merger, and in accordance with the applicable provisions of the Montana Business Corporation Act ("MBCA"), Purchaser will merge with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will be the surviving corporation of the Merger and a wholly owned subsidiary of Parent. Thereupon, each outstanding Share (other than (i) Shares held of record by Parent or Purchaser or any wholly owned subsidiary of Parent and (ii) Shares held by Shareholders, if any, who properly exercise, preserve and perfect dissenters' rights under the MBCA) will be converted into and represent the right to receive $2.60 in cash, or any higher price that may be paid per Share in the Offer, without interest. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of the State of Montana (the "Effective Time").

        Simultaneously with the execution of the Merger Agreement, and as a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, Parent entered into a Shareholder Agreement, dated as of September 26, 2002 (the "Shareholder Agreement"), with each shareholder who beneficially owns more than five (5) percent of the Company's outstanding stock and each officer and director of the Company. In addition, certain other shareholders of the Company have entered into the Shareholder Agreement. A total of 847,216 Shares are subject to the Shareholder Agreement, representing approximately 60.1% of the outstanding Shares on a fully diluted basis.

        The Merger Agreement and Shareholder Agreement are more fully described in Section 11.

        The Board of Directors of the Company (the "Company Board") has unanimously approved the Merger Agreement, the Offer and the Merger. The Company Board has determined that the offer and the merger are fair to and in the best interests of the Company and its Shareholders and unanimously recommend that the Shareholders of the Company accept the Offer and tender their Shares.

        The factors considered by the Company Board in arriving at its decision to adopt and approve the Merger Agreement, the Offer and the Merger and to recommend that Shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer are described in the Company Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") and is being mailed to Shareholders of the Company concurrently herewith.

        D.A. Davidson & Co. ("Davidson") has acted as the Company's financial advisor. Davidson has provided a fairness opinion to the Company Board, dated October 10, 2002, that, as of such date, based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the Per Share Amount to be received in the Offer and the Merger by the holders of Shares is fair to such holders from a financial point of view. A copy of the opinion is set forth in full as an annex to the Schedule 14D-9. Shareholders are urged to read the Schedule 14D-9 and the fairness opinion carefully.

        The Offer is conditioned upon, among other things, there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, together with all Shares already owned, directly or indirectly, by Parent or Purchaser, represents at least two-thirds of the total outstanding Shares of the Company, calculated on a fully diluted basis, on the date of purchase (the "Minimum Condition").

        The Company has informed Purchaser that as of October 28, 2002, there were 1,249,482 Shares issued and outstanding, unexercised options to purchase 161,001 shares of Common Stock under the Company's stock option plans, and no other stock of the Company outstanding or committed to be issued. Neither Parent nor Purchaser directly or indirectly holds any Shares. Based on this information, Purchaser believes that the Minimum Condition will be satisfied if Purchaser acquires at least 940,322 Shares in the Offer. Certain other conditions to the Offer are described in Section 14.

        The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of the entire equity interest of the Company. The Merger Agreement provides that, promptly upon the payment by the Purchaser for that number of Shares which satisfies the Minimum Condition pursuant to the Offer, and from time to time thereafter, the Company shall, upon request of Parent, use reasonable best efforts to cause a majority of the directors of the Company to consist of Parent's designees, numbering not less than three, by accepting the resignations of those incumbent directors who were serving as directors as of September 26, 2002. The Merger Agreement also provides that certain Company actions prior to the Effective Time must be approved by Parent. See Section 11.

        Under Section 35-1-818 of the MBCA, if Purchaser acquires, pursuant to the Offer or otherwise, at least 80% of the then outstanding Shares, Purchaser will be able to consummate the Merger without a vote of the Shareholders. In such event, Parent and Purchaser will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Shareholders. If, however, Purchaser does not acquire at least 80% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Shareholders is required under the MBCA, a longer period of time will be required to effect the Merger. See Section 11 and Section 15.

        No dissenters' rights are available in connection with the Offer. Shareholders may exercise dissenters' rights under the MBCA in connection with the Merger.

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date, and not properly withdrawn as permitted by Section 4 below. For purposes of the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, November 27, 2002, unless and until Purchaser extends the period of time for which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended, expires.

        The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions set forth in Section 14 below. If any of these conditions is not satisfied or if any events specified in Section 14 have occurred prior to the Expiration Date, Purchaser (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pay for any Shares tendered pursuant to the Offer, and (subject to any such rules and regulations) may postpone the acceptance for payment of or payment for any Shares tendered pursuant to the Offer, and (ii) to the extent permitted under the Merger Agreement, may terminate or amend the Offer as to any Shares not then paid for and not accept for payment any Shares. Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. Purchaser further acknowledges that Purchaser may not delay acceptance for payment of, or delay payment for, any Shares upon the occurrence of any of the events specified in Section 14 without extending the period of time during which the Offer is open.

        Purchaser reserves the right (but is not obligated), subject to the terms of the Merger Agreement, at any time and from time to time, to waive any of the conditions of the Offer and to make any change in the terms or conditions of the Offer in its sole discretion; provided, however, that no change or waiver may be made, without the prior written consent of the Company, that (i) decreases the price per Share payable in the Offer, (ii) changes the form of consideration payable in the Offer, (iii) decreases the number of Shares sought in the Offer, (iv) amends or waives the Minimum Condition or imposes conditions to the Offer in addition to or different from those set forth in Section 14, (v) except as provided below, extends the Expiration Date or (vi) amends any terms of the Offer in any manner adverse to the Shareholders, except, in each case, as otherwise permitted under the Merger Agreement.

        The Merger Agreement provides that, notwithstanding the foregoing, without the consent of the Company, Purchaser will have the right to extend the Expiration Date for additional periods of no more than ten (10) business days each as Purchaser may determine to be appropriate to permit any conditions to the offer that have not been satisfied or waived to be satisfied, but not beyond December 31, 2002.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, with any announcement of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

        If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to shareholders. However, a minimum of ten (10) business days from the date of such change may be required to allow for adequate dissemination and investor response if a change relates to the price to be paid or, subject to certain limitations, a change in the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee.

        Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought (which decrease would require the Company's consent) or to increase or decrease the Per Share Amount (which decrease would require the Company's consent), such decrease in the number of Shares being sought or such increase or decrease in the Per Share Amount will be applicable to all shareholders of the Company whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such decrease in the number of Shares being sought or increase or decrease in the Per Share Amount is first published, sent or given to holders of such Shares, the Offer is scheduled to expire prior to the tenth business day from and including the date that such notice is first so published, sent or given, then the Offer will be extended at least until the expiration of such ten (10) business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday or a day on which banking institutions in New York are authorized or required by law or other action of a governmental authority to close and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See Section 4.

        Pursuant to Rule 14d-11 under the Exchange Act, Purchaser has the right, but is not required, to provide for a subsequent offering period of up to twenty (20) business days following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"), subject to certain conditions set forth in such Rule. A Subsequent Offering Period is an additional period of time from three (3) business days up to twenty (20) business days, following the expiration of the Offer and the purchase of Shares in the Offer, during which Shareholders may tender, but not withdraw, Shares not tendered in the Offer. If Purchaser decides to provide for a Subsequent Offering Period, and such Subsequent Offering Period is for a period of time which is less than twenty (20) business days, Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of twenty (20) business days. A Subsequent Offering Period, if one is provided, is not an extension of the Offer.

        Purchaser does not currently intend to provide for a Subsequent Offering Period following the Expiration Date, although it reserves the right to do so in its sole discretion by giving oral or written notice of such Subsequent Offering Period to the Depositary. Any decision to provide a Subsequent Offering Period will be disseminated at least five (5) business days prior to the Expiration Date and will not extend the Expiration Date. Purchaser will announce the approximate number and percentage of Shares deposited as of the Expiration Date no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, and such securities will be immediately accepted and promptly paid for. All conditions to the Offer must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

        Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for any Shares tendered the same consideration (i.e., the Per Share Amount) paid in the Offer.

        The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to all Shareholders. This Offer to Purchase, the related Letter of Transmittal (the "Letter of Transmittal") and other relevant materials will be mailed to record Shareholders whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the Expiration Date; provided, however, that the conditions of the Offer set forth in Section 14 have been satisfied or waived prior to the Expiration Date. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law and the Merger Agreement, to delay the acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Shareholders for the purpose of receiving payments from Purchaser and transmitting those payments to Shareholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering Shareholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

        If, prior to the Expiration Date, Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid to all Shareholders whose Shares are purchased pursuant to the Offer, even if those Shares were tendered prior to the increase in consideration. If any tendered Shares are not accepted for payment for any reason or if Share

Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering Shareholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

        VALID TENDER.    Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or (ii) the tendering Shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (x) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation, (y) the participant has received and agrees to be bound by the terms of the Letter of Transmittal and (z) Purchaser may enforce such agreement against the participant.

        If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. THE SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        BOOK-ENTRY TRANSFER.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's transfer procedures. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or the tendering Shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER

FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        SIGNATURE GUARANTEES.    No signature guarantee is required for Shares tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 5 of the Letter of Transmittal. All other tenders of Shares must have the signatures on the Letters of Transmittal guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

        If a Share Certificate is registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as provided above. See Instructions 1 and 5 of the Letter of Transmittal.

        GUARANTEED DELIVERY.    If a Shareholder desires to tender Shares pursuant to the Offer and such Shareholder's Share Certificates are not immediately available, time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or a Shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such Shareholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (i)
  the tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below on or prior to the Expiration Date or the expiration of any Subsequent Offering Period; and

  (iii)
  the Share Certificates evidencing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Shareholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary's account at the Book-Entry Transfer Facility.

        DETERMINATION OF VALIDITY.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular Shareholder, whether or not similar defects or irregularities are waived in the case of other Shareholders.

        No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        APPOINTMENT AS PROXY.    By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints Purchaser, its officers and its designees, and each of them, as the Shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of the Shares). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective if, when and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the Shareholder with respect to the Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be given or executed (and if given or executed will not be deemed effective). Purchaser, its officers and its designees will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of the Shareholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of Shareholders or acting by written consent without a meeting.

        BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9.    Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 30% of the amount of any payments of cash made to certain Shareholders pursuant to the Offer. In order to avoid backup withholding, each Shareholder tendering Shares in the Offer must provide the Depositary with the Shareholder's correct Taxpayer Identification Number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the Shareholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a Shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on the Shareholder and payment of cash to the Shareholder pursuant to the Offer may be subject to backup withholding.

        Certain Shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign Shareholders should complete and sign a Form W-8BEN, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

        OTHER REQUIREMENTS.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Shareholder's acceptance of the Offer, as well as the tendering Shareholder's representation and warranty that (i) such Shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and (ii) when such Shares are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, claims and encumbrances and not subject to any adverse claim. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4. WITHDRAWAL RIGHTS.

        Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after December 31, 2002, unless accepted for payment. If Purchaser provides a Subsequent Offering Period, Shareholders may not withdraw Shares tendered in such Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that the tendering Shareholder is entitled to exercise and duly exercises withdrawal rights, as described in this Section 4, subject, however, to Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay for Shares tendered or to return those Shares promptly after termination or withdrawal of the Offer.

        To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary (in accordance with the Offer) at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, by following one of the procedures described in Section 3.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5. CERTAIN TAX CONSIDERATIONS.

        The summary of federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each Shareholder will depend in part upon such Shareholder's particular situation. The following discussion may not apply to Shareholders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company or who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions.

        SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

        Sales of Shares by Shareholders pursuant to the Offer will be taxable transactions for federal income tax purposes under the Code and may also be taxable transactions under applicable state, local and other tax laws. In general, for federal income tax purposes, a Shareholder will recognize gain or loss equal to the difference between the tax basis of such Shareholder's Shares and the amount of cash received in exchange therefor. In general, such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the Shareholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares.

        A Shareholder who tenders Shares may be subject to backup withholding unless the Shareholder provides his, her or its TIN and certifies that such number is correct or an exemption applies. A Shareholder who does not furnish his, her or its TIN may be subject to a penalty imposed by the IRS. See Section 3.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS.

        The Common Stock is traded on The Pacific Exchange under the symbol "BSA." The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported by The Pacific Exchange.

	Low	High
Fiscal Year Ended June 30, 2003
First Quarter	$0.50	$2.25
Second Quarter (through October 28, 2002)	$2.00	$2.36
Fiscal Year Ended June 30, 2002
First Quarter	$1.12	$1.12
Second Quarter	1.06	1.12
Third Quarter	0.95	1.06
Fourth Quarter	0.90	1.00
Fiscal Year Ended June 30, 2001
First Quarter	$1.00	$1.125
Second Quarter	1.125	1.25
Third Quarter	1.1875	1.3125
Fourth Quarter	1.12	1.375

        On September 26, 2002, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing price per Share on The Pacific Exchange was $0.50. On October 28, 2002, the last full day of trading prior to commencement of the Offer, the reported closing price per Share on The Pacific Exchange was $2.30.

        The Company did not declare or pay any cash dividends with respect to the Shares during any of the periods indicated in the table.

        SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

        GENERAL.    The Company is a Montana corporation with its headquarters located at 1601 Aviation Place, Billings Logan International Airport, Billings, Montana 59105. According to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 (the "Company 10-KSB"), the Company is a regional air carrier based in Billings, Montana.

        CERTAIN COMPANY PROJECTIONS.    During the course of discussions among Parent, Purchaser and the Company that led to the execution of the Merger Agreement (see Section 11 below), the Company provided Parent and Purchaser with certain business and financial information that was not publicly available. Such information included the following projections the Company's operating revenue, operating expense and income before taxes for fiscal years 2003 and 2004.

	Year Ended June 30,
	2003	2004
	(in thousands, except per share amounts)
Operating revenue	$24,920	$25,177
Operating expense	24,689	24,475
Income before taxes	31	520

        The projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and are included in this Offer to Purchase only because such information was provided to Parent and Purchaser. The projections were not updated as of the date of this Offer to Purchase. None of Parent, Purchaser nor any of their representatives assumes any responsibility for the accuracy of the projections. The projections are based upon a variety of assumptions (not all of which were stated therein and not all of which were provided to Parent or Purchaser) relating to the business of the Company, which may not be realized and are subject to significant financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately, many of which are beyond the control of the Company and Parent. There can be no assurance that the results in the projections will be realized, and actual results may vary materially from those shown. The inclusion of the projections should not be regarded as a representation by Parent, Purchaser or any of their respective affiliates or representatives or by the Company or any of its affiliates or representatives that the projected results will be achieved. The projections should be read together with the financial statements of the Company included in the Company 10-KSB and the other documents filed by the Company with the SEC. The Company 10-KSB and such other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

        AVAILABLE INFORMATION.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's shareholders and filed with the SEC. These reports, proxy statements and other information are available for inspection at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

SECTION 8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

        Purchaser, a newly incorporated Montana corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not carried on any activities to date other than in connection with the Offer and the Merger Agreement. The principal executive office of Purchaser is Fifth Street Towers, Suite 1720, 150 South Fifth Street, Minneapolis, Minnesota 55402, and the telephone number at such office is (612) 333-0021.

        Parent is the holding company for Mesaba Aviation, Inc. ("Mesaba Aviation"). Mesaba Aviation is a regional airline currently providing scheduled passenger service under the name "Mesaba Airlines/Northwest Airlink" or "Mesaba Airlines/Northwest Jet Airlink." As of October 28, 2002, Mesaba was flying to 103 cities and metropolitan areas in 26 states and Canada. All flights currently operated by Mesaba are designated as Northwest Airlines flights under agreements with Northwest Airlines, Inc. ("Northwest"). Mesaba's flight schedules are coordinated with those of Northwest to facilitate interline connections at the Minneapolis/St. Paul International Airport, Detroit Metropolitan Airport and the Memphis International Airport.

        The principal executive office of Parent is located at Fifth Street Towers, Suite 1720, 150 South Fifth Street, Minneapolis, Minnesota 55402, and the telephone number at such office is (612) 333-0021. The name, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of Purchaser and Parent as well as the name, principal business and address of the corporation or other organization in which such present occupation or employment is carried on are set forth in Schedule I hereto.

        Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file certain periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their compensation, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in such proxy statements and distributed to Parent's shareholders and filed with the SEC. These reports, proxy statements and other information are available for inspection at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Parent's SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition, Purchaser believes the financial condition of Parent, Purchaser and their affiliates is not material to a decision by a Shareholder whether to sell, tender or hold Shares pursuant to the Offer. However, consolidated financial statements (including notes thereto) of Parent are contained in Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 (the "Parent 10-K"). Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth above.

        Except as provided in Section 11 of this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I or any associate or wholly owned or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has a right to acquire, directly or indirectly, any Shares or any other equity securities of the Company. None of Purchaser, Parent or, to the best of their knowledge, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past sixty (60) days.

        Except as described in Section 11 of this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, except as contemplated by the Merger Agreement.

        Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Parent, Purchaser or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

        The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $3.75 million.

        The Offer is not conditioned upon any financing arrangements. Purchaser will obtain all necessary funds required to consummate the transaction through capital contributions or advances made by Parent. Parent plans to make these contributions or advances from cash on hand.

SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

        From time to time, Parent has considered various growth alternatives, including the formation or acquisition of an air carrier to be operated as a wholly owned subsidiary independent of Parent's existing subsidiary, Mesaba Aviation, Inc. Based on a review of potential acquisition targets, Parent determined to initiate discussions with the Company.

        On July 9, 2002, Parent's Chief Financial Officer, Robert E. Weil, placed a telephone call to Kim B. Champney, the Company's President. Mr. Weil inquired about the Company's interest in discussing various transactions, ranging from a strategic partnership to an outright purchase of the Company for cash. Parent and the Company signed a Non-Disclosure Agreement dated July 26, 2002, which provided for the exchange of information on a confidential basis. On July 30, 2002, Mr. Champney and Craig Denney, the Company's Chief Operating Officer, traveled to Minneapolis and met with representatives of Parent to discuss mutual interests, including the possible acquisition of the Company by Parent. The parties reviewed details of the Company's operations and business plan.

        On August 12, 2002, representatives of Parent traveled to Billings, Montana to conduct on-site due diligence and to meet with Mr. Champney, Mr. Denney, and Stephen Huntington, a director of the Company, and Company's counsel. On August 20, 2002, Mr. Champney, Mr. Huntington, and John Marchi, a director of the Company, met with Mr. Foley and Mr. Weil in Minneapolis. During this meeting, the parties concluded negotiations of the key terms of a potential transaction.

        Parent's Board of Directors met on August 22, 2002, and authorized Parent to proceed with an acquisition of the Company on the terms outlined by the representatives of Parent and the Company at the meeting of August 20, 2002. Final approval of the transaction would be subject to satisfactory completion of due diligence and the negotiation of a merger agreement.

        On August 22, 2002, the Company Board gave preliminary approval for the Company to proceed with the transaction, subject to approval of final documentation.

        On August 23 and 24, 2002, the Company Board met to discuss possible terms of a transaction with Parent. The Company Board appointed a Special Committee consisting of Mr. Marchi, Mr. Huntington, and two additional members of the Company Board, Ken L. Thuerbach and Edward J. Weatherbee to negotiate the transaction, including the terms of any definitive agreement. The Company Board also authorized the Company to proceed with negotiations for a tender offer and merger by which the Company would be acquired by Parent.

        As part of its due diligence procedures, Parent delivered a written request for information to the Company on August 27, 2002. Over approximately the following two weeks, the Company provided responses to Parent's request for information. On September 10, 2002, Parent's counsel delivered a draft of the Merger Agreement to Company's counsel. Over approximately the following two weeks, the parties negotiated and finalized the Merger Agreement.

        On September 26, 2002, the Company Board met and unanimously approved the final Merger Agreement, the Offer and the Merger, and unanimously resolved to recommend that the Company's shareholders accept the offer and tender their shares.

        The parties signed the Merger Agreement on September 26, 2002, and the transaction was publicly announced that evening, after the close of the securities markets.

SECTION 11. PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY; MERGER AGREEMENT; SHAREHOLDER AGREEMENT AND OTHER AGREEMENTS; OTHER MATTERS.

        PURPOSE OF THE OFFER AND MERGER.    The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be effected promptly. The purpose of the Merger is to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise.

        Parent intends, as soon as possible after consummation of the Offer and in accordance with the Merger Agreement, to obtain majority representation on the Company Board.

        PLANS FOR THE COMPANY.    Upon acquiring control of the Company, Parent intends to operate Company's business, while continuing its review and evaluation of the Company's assets, business, capitalization, operations, properties, policies, management and personnel, with a view towards determining how to optimally utilize the Company to expand Parent's business. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. Pursuant to the Merger Agreement, following the Effective Time, Parent has agreed to cause Company to:

  (i)
  maintain Company's corporate offices and business operations in Billings, Montana to the extent commercially reasonable and consistent with Parent's business objectives;

  (ii)
  operate Company's aviation business under an FAA certificate issued to Company, to the extent commercially reasonable and consistent with Parent's business objectives;

  (iii)
  carry out Company's business plan to the extent commercially reasonable and consistent with Parent's business objectives; and

  (iv)
  honor current employment agreements between Company and Kim B. Champney and Craig Denney.

        Except as described above, and as a direct result of the Merger, Parent has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), any material change in the Company's capitalization or dividend policy, or any other material change in the Company's corporate structure or business.

        MERGER AGREEMENT.    The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Parent's Schedule TO. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 8 of this Offer to Purchase. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

        The Offer.    The obligation of Parent to cause Purchaser to consummate the Offer and to accept tender of and to pay for Shares validly tendered in the Offer and not withdrawn in accordance therewith will be subject to, and only to, those conditions set forth in Annex A to the Merger Agreement and described in this Section 11 and Section 14 of this Offer to Purchase (the "Offer Conditions"). The Merger Agreement states that Purchaser will offer to purchase for cash all of the Shares at the Per Share Amount, net to the seller in cash. The Per Share Amount received by a seller may be reduced by (i) applicable federal back-up withholding, or (ii) stock transfer taxes payable by the seller if payment is to be made to an individual or entity other than the individual, corporation, limited liability company, limited liability partnership, partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) (each, a "Person") in whose name the certificate for such Shares is registered.

        The Merger Agreement provides that, without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive the condition that there be validly tendered and not withdrawn before the Expiration Date a number of Shares which, together with all Shares already owned, directly or indirectly, by Parent or Purchaser, represents at least two-thirds of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis, on the date of purchase, or impose conditions other than the Offer Conditions on the Offer, (iv) extend the date that the Offer, as it may be extended pursuant to the Merger Agreement, expires (which will initially be 20 business days following the commencement of the Offer) except (A) as required by law, and (B) that, in the event that the Offer Conditions are not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for an aggregate of 10 additional business days to the extent necessary to permit such conditions to be satisfied and (2) Purchaser may, in its sole discretion, extend the Expiration Date for such additional periods as it may determine to be appropriate (but not beyond December 31, 2002) to permit the Offer Conditions to be satisfied, or (v) amend any term of the Offer in any manner adverse to the Shareholders (including, without limitation, to result in any extension which would be inconsistent with the preceding provisions of this sentence); provided, however, that (1) subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion and (2) the Offer may be extended (but not beyond December 31, 2002) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC.

        In addition to Purchaser's rights to extend and amend the Offer, Purchaser (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and may delay the acceptance for payment of, or payment for, any tendered Shares, and (ii) may terminate the Offer or amend the Offer as to any Shares not then paid for if any of the events described in this Section 11 and Section 14 of this Offer to Purchase exists.

        Company Action.    The Merger Agreement states that the Company Board and the Special Committee (each at a meeting duly called and held) (i) determined that the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) resolved to recommend acceptance of the Offer and approval of the Merger Agreement by the Shareholders.

        The Company Board of Directors.    Pursuant to the Merger Agreement, promptly upon the purchase of the Shares by Purchaser pursuant to the Offer, and from time to time thereafter, Parent will be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate a majority of directors, numbering not less than three ("Parent's Designees"), to the Company Board (and on each committee of the Company Board). The Company will use its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board (and each committee of the Company Board), or both, and will use its best efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

        The Merger.    At the Effective Time, and in accordance with, and subject to, the terms and conditions of the Merger Agreement and the terms of the MBCA, Purchaser will be merged with and into the Company, the separate corporate existence of Purchaser will thereupon cease, and the Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). At the Effective Time, the Merger will have the other effects provided in the applicable provisions of the MBCA. At the Effective Time, all the property, rights, privileges, powers, immunities and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Purchaser will become the debts, liabilities, obligations and duties of the Surviving Corporation.

        Conversion of Shares.    At the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined below), and (ii) Shares held of record by Parent or Purchaser or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the Per Share Amount in cash (the "Merger Consideration"), without interest, prorated for fractional shares, if any. Any payment made pursuant to the Merger Agreement will be made net of applicable withholding taxes to the extent such withholding is required by law. At the Effective Time, each share of the common stock, no par value, of Purchaser ("Purchaser Common Stock"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"), which will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser Common Stock will be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Stock.

        At the Effective Time, each Share held of record by Parent or Purchaser or any other wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto.

        Stock Options.    Pursuant to the Merger Agreement, at the consummation of the Offer, each outstanding option exercisable under Company's 1995 Directors Composition, Meeting, and Compensation Plan and 1999 Long-Term Incentive and Stock Option Plan (the "Company Option Plans") with an exercise price less than the Offer Price will be converted into the right to receive the difference between the Merger Consideration and the exercise price per share for the option. Any shares acquired upon exercise of vested options under the Company Option Plans prior to the consummation of the Offer and duly tendered pursuant to the Offer will be purchased by the Merger Subsidiary at the consummation of the Offer. At the Effective Time, any remaining Company options (whether vested or unvested, or whether granted under the Company Option Plans or otherwise) will terminate, including vested options not theretofore exercised. To the extent necessary or required by the terms of the Company Option Plans or pursuant to the terms of any option granted thereunder, Company will use its best efforts to obtain the consent of each holder of outstanding options to the foregoing treatment of such holder's options.

        Surviving Corporation.    Pursuant to the Merger Agreement, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with the laws of the State of Montana and such Articles of Incorporation. In addition, the Bylaws of Purchaser in effect immediately prior to the Effective Time will be deemed, by virtue of the Merger and the Merger Agreement and without further action by the shareholders or directors of the Surviving Corporation or Purchaser, to be the Bylaws of the Surviving Corporation, until further amended in accordance with the laws of the State of Montana, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

        Pursuant to the Merger Agreement, the directors of Company immediately prior to the Effective Time will be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or Bylaws of the Surviving Corporation. In addition, the officers of Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

        Dissenters' Rights.    The Merger Agreement states that Shares issued and outstanding immediately prior to the Effective Time, if any, which are held by a Person who has asserted dissenters' rights with respect to such Shares pursuant to Sections 35-1-826 through 35-1-839 of the MBCA and has not withdrawn or lost such rights ("Dissenting Share(s)") will not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares, but instead will be treated in accordance with Sections 35-1-826 through 35-1-839 of the MBCA unless and until the Person effectively withdraws or loses the Person's right to payment under Section 35-1-827 of the MBCA (through failure to preserve or protect the right or otherwise). If, after the Effective Time, any such Person effectively withdraws or loses such right (through failure to preserve or protect such right or otherwise), then each such Dissenting Share held by such Person will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Merger Consideration, without interest. Each Person holding of record or beneficially owning Dissenting Shares who becomes entitled, pursuant to Sections 35-1-826 through 35-1-839 of the MBCA, to payment of the fair value of the Dissenting Shares shall receive payment for the Shares (plus interest determined in accordance with Section 35-1-834 of the MBCA), from the Surviving Corporation or from the Depositary, on behalf of the Surviving Corporation, pursuant to Sections 35-1-826 through 35-1-839 of the MBCA. Further, the Company will give Parent prompt notice upon receipt by the Company at any time prior to the

Effective Time of any notice of intent to demand the fair value of any Shares under Section 35-1-827 of the MBCA and any withdrawal of any such notice of intent to demand fair value under Section 35-1-827 of the MBCA. The Company has agreed that it will not, except with the prior written consent of Parent, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any demand at any time prior to the Effective Time.

        Representations and Warranties of the Company.    Pursuant to the Merger Agreement, the Company has made representations and warranties to Parent with respect to, among other things: (i) the organization, corporate powers and qualification to do business of the Company and any subsidiary of the Company; (ii) the capital structure of the Company; (iii) the due authorization, execution, delivery and performance of the Merger Agreement; (iv) the enforceability of the Merger Agreement; (v) the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with any provision of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries or, subject to certain specified exceptions, any law, statute, ordinance, rule, regulation, order, judgment, decree, permit, license, franchise, contract, document or other instrument or obligation; (vi) the absence of required consents, approvals, orders, authorizations, registrations, declarations or filings; (vii) the accuracy of documents, and financial statements included in documents, filed and to be filed with the SEC; (viii) the absence of certain undisclosed liabilities, adverse changes or events; (ix) accounts receivable; (x) inventories; (xi) taxes; (xii) rights to the use of properties and the absence of owned real property; (xiii) patents, trademarks, service marks, trade names, copyrights and other intellectual property; (xiv) certain contractual obligations; (xv) litigation involving the Company; (xvi) compliance with environmental laws; (xvii) employee benefit plans; (xviii) compliance with laws; (xix) permits, licenses, registrations and similar rights with respect to the Company's business; (xx) labor matters; (xxi) insurance; (xxii) the absence of ongoing discussions or negotiations, as of the date of the Merger Agreement, with any other party with respect to an Acquisition Proposal (as defined below); and (xxiii) voting requirements regarding approval of the Merger Agreement and the transactions contemplated thereby.

        Representations and Warranties of Parent and Purchaser.    Pursuant to the Merger Agreement, Parent and Purchaser have made representations and warranties, jointly and severally, to the Company with respect to, among other things: (i) the organization, corporate powers and qualification to do business of Parent and Purchaser; (ii) the due authorization, execution, delivery and performance of the Merger Agreement; (iii) the enforceability of the Merger Agreement; (iv) the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with any provision of the Articles of Incorporation or Bylaws of Parent or Purchaser or any law, statute, ordinance, rule, regulation, order, judgment, decree, permit, license, concession, franchise, contract, document or other instrument or obligation; (v) the accuracy of information furnished by Parent or Purchaser expressly for inclusion in documents to be filed by the Company with the SEC pursuant to the Merger Agreement; (vi) litigation involving Parent and Purchaser; and (vii) the availability of funds to consummate the transactions contemplated by the Merger Agreement.

        Interim Operations.    Except as expressly contemplated by the Merger Agreement, during the period from September 26, 2002, and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed (except to the extent that Parent otherwise consents in writing) to conduct its business in the ordinary course consistent with past practice, use reasonable best efforts to keep available the services of its present officers and key employees and to preserve its relationships with customers, suppliers, distributors, and others having business dealings with it.

        Notwithstanding the foregoing, except as expressly contemplated by the Merger Agreement, during the period from September 26, 2002, and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed not to do any of the following without the written consent of Parent:

  (i)
  adopt or propose any changes in its articles of incorporation or any change in its bylaws;

  (ii)
  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Company or any of its Subsidiaries;

  (iii)
  make any investment in or acquisition of any business of any Person;

  (iv)
  sell, lease, license, close, shut down or otherwise dispose of any material amount of assets, except pursuant to certain existing contracts or commitments;

  (v)
  declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, including any stock split or combination;

  (vi)
  issue, sell, transfer, pledge, dispose of or encumber any additional shares or, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Company or its Subsidiaries, other than issuances pursuant to the exercise of stock-based awards or options;

  (vii)
  redeem, purchase or otherwise acquire, directly or indirectly, any of Company's capital stock;

  (viii)
  move the location, close, shut down or otherwise eliminate Company's headquarters or operating locations, except in the ordinary course of business and as otherwise provided in the Merger Agreement;

  (ix)
  (a) enter into (or commit to enter into) any Materials Leases (as defined in the Merger Agreement) or (b) purchase or acquire or enter into any agreement to purchase or acquire any real estate; make or commit to make any capital expenditures in excess of $100,000 in the aggregate for all items committed to or budgeted for prior to the date of the Merger Agreement;

  (x)
  change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, if any such action would have the effect of increasing the aggregate Tax liability or reducing the aggregate tax assets of Company and its Subsidiaries, taken as a whole;

  (xi)
  increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or existing agreement or commitment disclosed to Purchaser;

  (xii)
  accelerate any income, postpone any expense or reverse any reserve, except on a basis consistent with past practice or as otherwise required by law;

  (xiii)
  take or agree to commit to take any action that would breach or otherwise make any representation and warranty to Company in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time;

  (xiv)
  enter into, amend, modify or terminate a Material Contract or a Material Lease or to accelerate any payment of indebtedness or other obligation to any third party, except for amendments, modifications or terminations required for the discontinuation or addition of routes and services in the ordinary course of business consistent with past practice and with prior consent of Parent, which consent shall not be unreasonably withheld;

  (xv)
  enter into any contract (other than an employment contract terminate within sixty (60) days without additional compensation due thereunder) providing for the employment of, or the granting of severance or additional benefits to, any employee, or hire any new management executive or other senior key employee; and

  (xvi)
  alter its maintenance programs or its relationships with third-party vendors of aircraft maintenance services.

        No Solicitation.    Until the termination of the Merger Agreement, Company has agreed that it will not, and will cause the officers, directors, employees, investment bankers, consultants and other agents of Company not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (as defined below) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any nonpublic information relating to Company or any of its Subsidiaries or afford access to the properties, books or records of Company or any of its Subsidiaries to, any Person that has made any Acquisition Proposal. Notwithstanding the foregoing, the Company may furnish nonpublic information to, afford access to properties, books and records to or enter into discussions or negotiations with, any Person in connection with a bona fide Acquisition Proposal received from such Person that the Company Board, after consulting with its financial advisor and legal counsel, determines in good faith could lead to a Superior Proposal (as defined below), so long as prior to furnishing nonpublic information to, affording access to properties, books and records to or entering into discussions or negotiations with, such Person, Company receives from such Person an executed confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement; provided, further, that nothing contained in the Merger Agreement shall prevent the Company Board from complying with Rule 14e-2 or 14d-9 under the 1934 Act with regard to an Acquisition Proposal. The Company will promptly notify (which notice shall be provided orally and in writing, shall identify the Person making such Acquisition Proposal and shall include a copy of any written document setting forth the proposed terms of such Acquisition Proposal provided to Company by such Person) Parent after receipt of any Acquisition Proposal, but in no event more than twenty-four (24) hours after receipt of an Acquisition Proposal, if Company is prepared to provide such Person with access to such nonpublic information or properties, books or records.

        If the Company Board determines that an Acquisition Proposal is a Superior Proposal, (a) Company shall notify Parent in writing of such determination (prior to any communication of such fact to the Person making the Acquisition Proposal), (b) Company shall provide Parent with copies of any written nonpublic information about Company's business provided by Company to the Person making the Acquisition Proposal and any written modifications to the initial Acquisition Proposal provided by such Person to Company, and (c) Company shall be obligated to negotiate with Parent for a period not to exceed ninety-six (96) hours from the time of such notice, during which Parent shall have the opportunity to agree to amend the Merger Agreement so that such Acquisition Proposal is not a Superior Proposal. If the Company Board determines, after consulting with its legal counsel and receiving the written opinion of its financial advisor, that the Acquisition Proposal is a Superior Proposal (after giving effect to all amendments to the Merger Agreement proposed by Parent), Company may terminate the Merger Agreement. If the Company Board determines, after consulting with its legal counsel and receiving the written opinion of its financial advisor, that the Acquisition Proposal is not a Superior Proposal (after giving effect to all amendments to the Merger Agreement proposed by Parent), Company shall discontinue and terminate discussions with the Person making such Acquisition Proposal (and require that such Person return or destroy all confidential information provided by Company to such Person) and proceed under the terms and conditions of the Merger Agreement, as amended by the foregoing negotiations.

        "Acquisition Proposal" means any written offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any of its Subsidiaries or the acquisition of a majority of the equity in, or all or substantially all of the assets of, Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement and other than open market purchases of, or an offer for, a bona fide de minimus equity interest, or for an amount of assets not material to Company and its Subsidiaries taken as a whole, that Company has no reason to believe could lead to a change in control of Company or to the acquisition of all or substantially all of the assets of Company and its Subsidiaries. "Superior Proposal" means any bona fide Acquisition Proposal on terms that the Company Board determines in its good faith judgment (based on the advice of the Company's financial advisor and legal counsel, taking into account all the terms and conditions of the Acquisition Proposal, including any break up fees, expense reimbursement provisions and conditions to consummation) are more favorable to Company's shareholders than the Merger Agreement and the Merger taken as a whole, and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Company Board.

        Access and Information.    To the extent permitted by applicable law, from the date hereof until the Effective Time, Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data, Tax and other information as such Persons may reasonably request and will instruct Company's employees, auditors, counsel and financial advisors to cooperate with Parent in its investigation of the business of Company and its Subsidiaries.

        Indemnification Rights.    Parent agrees that at all times after the Effective Time, it will, and will cause the Surviving Corporation, its Subsidiaries and their respective successors to, indemnify each Person who is now, or has been at any time prior to the date hereof, a director or officer of Company or of any of its Subsidiaries (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense against any Indemnified Party in his or her capacity as a director or officer of Company or its Subsidiaries, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time, whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the 1933 Act, the 1934 Act or state law; provided, however, that the foregoing covenant will be applicable only in the event that such Person has not acted, or omitted to act, in a manner inconsistent with the conduct required of such Person to obtain indemnification under the MBCA. Such actions that will preclude indemnification will include, without limitation: (i) a breach of the duty of loyalty owed to the Company or its Subsidiaries; (ii) acts or omissions taken or omitted with respect to Company or its Subsidiaries not taken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) engaging in transactions with respect to Company or its Subsidiaries from which such Person derived an improper personal benefit. In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, Parent will pay the reasonable fees and expenses of counsel selected by the Surviving Corporation, which counsel will be reasonably acceptable to the Indemnified Parties, promptly after detailed statements, accompanied by adequate supporting documentation, are received; provided, however, that: (i) the Indemnified Party will have the right to engage its own counsel at its sole cost and expense, which counsel will participate by observation and suggestion only; and (ii) Parent will be under no obligation to indemnify any Person hereunder unless such Person first executes an undertaking to reimburse all costs and expenses incurred by Parent, the Surviving Corporation or their respective Subsidiaries in connection with such indemnity if a final determination is made by a trier of fact with appropriate jurisdiction that the Indemnified Party was not entitled to indemnification hereunder.

        Legal Conditions to the Merger.    The Merger Agreement provides as follows:

  (i)
  The Company, Parent and Purchaser shall each use its reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, (B) obtain from any Governmental Entity or any other third party any material consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Parent or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement including, without limitation, the completion of the Offer and the Merger, and (C) as promptly as practicable and, with respect to the Offer, in any event within the time periods specified in the Merger Agreement, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement, the Offer and the Merger required under (1) the Securities Act of 1933, as amended, and the Exchange Act, and any other applicable federal or state securities laws, and (2) any applicable law (provided that nothing stated in the Merger Agreement shall require the Company to take or cause to be taken any action, or to do or cause to be done anything, which the Company Board, in the exercise of its fiduciary duties, determines, in good faith after consultation with its legal advisors, should not be taken or done). The Company, Parent and Purchaser shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, consult with the non-filing party regarding additions, deletions or changes suggested by the non-filing party in connection therewith.

  (ii)
  The Company and Parent agree, and shall cause each of their respective subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required for completion of the Offer and the Closing (as defined in the Merger Agreement), to respond to any government requests for information, and, to the extent not inconsistent with the fiduciary duties of their respective Board of Directors, to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the completion of the Offer, the consummation of the Merger or any other transactions contemplated by the Merger Agreement. The Company, Parent and Purchaser shall cooperate and work together in any proceedings or negotiations with any Governmental Entity relating to any of the foregoing.

  (iii)
  Each of the Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties related to or required in connection with the completion of the Offer and Merger, other than those notices, the failure of which to give is not reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect (as defined in the Merger Agreement), as applicable.

        Public Disclosure.    Pursuant to the Merger Agreement, the Company and Parent agreed to consult with each other before issuing, and to use reasonable efforts to agree upon, any press release or other public statement regarding any of the transactions contemplated by the Merger Agreement and agreed that they would not issue any such press release or public statement prior to such consultation; provided, however, the Merger Agreement does not prevent any party from making a public disclosure it believes in good faith, after consultation with its legal advisors, is legally required or required by any listing or trading agreement concerning its publicly traded securities.

        Other Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (i)
  The Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by applicable law, by the articles of incorporation and bylaws of Company and by the applicable regulations of any regulatory body, by the holders of the issued and outstanding shares of capital stock of Company.

  (ii)
  None of the parties shall be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by the Merger Agreement. If any such order or injunction shall have been issued, each party agrees to use its commercially reasonable best efforts to have any such injunction lifted.

  (iii)
  All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of Parent and Company (and their respective Subsidiaries), taken as a whole, following the Effective Time.

        Termination.    The Merger Agreement may be terminated at any time prior to the Effective Time (with respect to clauses (ii) through (iv) below, by written notice by the terminating party to the other party), whether before or after approval of the Merger Agreement and the Merger by the Shareholders:

  (i)
  by mutual written consent of the Company and Parent; or

  (ii)
  by either Company or Parent:

  (a)
  if the Offer expires or is terminated or withdrawn pursuant to its terms on account of the failure of any condition specified in Annex A of the Merger Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that Parent may not terminate the Merger Agreement if Parent's or Merger Subsidiary's termination of, or failure to accept for payment or pay for any shares of Company Common Stock tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition set forth in Annex A of the Merger Agreement or is otherwise in violation of the terms of the Offer or the Merger Agreement;

  (b)
  if consummation of the Offer or the Merger would be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Company, Parent or Merger Subsidiary from consummating the Offer or the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement shall have used all reasonable efforts to remove such injunction, order or decree; and provided, further, that the terminating party shall not have breached in any respect its obligations under this Agreement in any manner that shall have proximately contributed to the issuance of the judgment, injunction, order or decree; or

  (c)
  without any material breach by such terminating party of its obligations under the Merger Agreement, the purchase of the shares of Company Common Stock pursuant to the Offer shall not have occurred on or before the close of business on December 31, 2002, which date may be extended by mutual written consent of the parties; provided that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by December 31, 2002.

  (iii)
  by Company:

  (a)
  upon a material breach of any representation, warranty, covenant or agreement of Parent or Merger Subsidiary which is not curable or, if curable, is not cured within 20 days of the date written notice is given by Company to Parent and Merger Subsidiary; or

  (b)
  if the Company Board shall have received an Acquisition Proposal which the Company Board has determined is a Superior Proposal in accordance and in compliance with the Merger Agreement; provided that the Company has, if required, paid the termination fee described below.

  (iv)
  by Parent:

  (a)
  Upon a material breach of any representation, warranty, covenant or agreement of Company which is not curable or, if curable, is not cured within 20 days of the date written notice is given by Parent or Merger Subsidiary to Company; or

  (b)
  The Company Board:

  (1)
  has withdrawn or modified its recommendation of the Merger Agreement or the Merger;

  (2)
  fails to reaffirm its recommendation of the Merger Agreement or the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Superior Proposal;

  (3)
  has recommended to the Shareholders of the Company any Superior Proposal; or

  (4)
  has not sent to its security holders pursuant to Rule 14e-2 within 10 business days after a third party tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender offer or exchange.

        In the event of termination of the Merger Agreement, the Merger Agreement will become void and of no effect with no liability on the part of the Company, Parent or Purchaser, except as specifically set forth in the Merger Agreement; provided, however, that such termination shall not limit liability for a willful and material breach of the Merger Agreement and the provisions of the Merger Agreement relating to any termination fees and expenses will remain in full force and effect and survive any termination of the Merger Agreement.

        Termination Fee.    Pursuant to the Merger Agreement, the Company and Parent have agreed to the payment of certain fees as described below.

  (i)
  If (a) Company terminates the Merger Agreement pursuant to clause (iii)(b) above, or (b) Parent terminates the Merger Agreement pursuant to clause (iv)(b) above, Company shall pay to Parent (by wire transfer of immediately available funds not later than one business day after termination of this Agreement) an amount equal to $500,000.

  (ii)
  If Company terminates the Merger Agreement pursuant to clause (iii)(a) above, Parent shall pay Company's out-of-pocket expenses in connection with the Offer not to exceed $100,000. Such amount shall be paid by wire transfer of immediately available funds not later than one business day after Parent receives Company's itemized list of expenses.

  (iii)
  If Parent terminates the Merger Agreement pursuant to clause (iv)(a) above, Company shall pay Parent's out-of-pocket expenses in connection with the Offer not to exceed $100,000. Such amount shall be paid by wire transfer of immediately available funds not later than one business day after Company receives Parent's itemized list of expenses.

        Expenses.    Pursuant to the Merger Agreement, all costs and expenses incurred by the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. Promptly after the Effective Time, Parent will pay the Surviving Corporation all reasonable costs and expenses incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby.

        Assignment.    None of the rights or obligations under the Merger Agreement may be assigned by any of the parties to the Merger Agreement without the prior written consent of the other parties. The Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Amendments.    The Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective.

SHAREHOLDER AGREEMENT.

        Shareholder Agreement.    Pursuant to the Shareholder Agreement, the Company's officers, directors and greater than 5% shareholders have agreed to validly tender and not withdraw all of the Shares beneficially owned by them in the offer. Such shareholders have also agreed not to dispose of or encumber their Shares, or in the case of certain Shares, to release them from existing pledges, and not to solicit or negotiate any acquisition proposals with respect to the Company. In addition, certain other shareholders of the Company have entered into the Shareholder Agreement. A total of 847,216 Shares are subject to the Shareholder Agreement, representing approximately 60.1% of the outstanding Shares on a fully diluted basis. The Shareholder Agreement terminates if either the Merger is completed or the Merger Agreement is terminated in accordance with its terms. A copy of the Shareholder Agreement is filed as an exhibit to Parent's Schedule TO and is incorporated herein by reference. The foregoing summary of the Shareholder Agreement is qualified in its entirety by reference to the Shareholder Agreement.

        Non-Disclosure Agreement.    Pursuant to a Non-Disclosure Agreement, dated July 26, 2002 (the "Non-Disclosure Agreement"), the Company agreed to furnish certain information to Parent to allow Parent to consider a possible transaction with the Company, and Parent agreed to keep such information confidential. Under the Non-Disclosure Agreement, Company and Parent agreed that, for a period of sixty days from the conclusion of any discussion or negotiation of a possible transaction, and subject to certain conditions, neither party would engage in the transactions whatsoever regarding the common stock of the other.

OTHER MATTERS.

        Effects of Inability to Consummate the Merger.    Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, Purchaser will be merged with and into the Company. If, following the Offer, approval of the Company's Shareholders is required by applicable law in order to consummate the Merger of Purchaser with the Company, the Company will submit the Merger to the Company's Shareholders for approval. If the Merger is submitted to the Company's Shareholders for approval, the Merger will require the approval of the holders of two-thirds of the outstanding Shares, including the Shares owned by Purchaser. If the Offer is consummated, and the Minimum Condition is satisfied, Purchaser will be able to approve the Merger without the vote of any other Shareholder.

        If the Merger is consummated, Shareholders of the Company who elected not to tender their Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer, subject to their rights to exercise dissenters' rights.

        If, following the consummation of the Offer, the Merger is not consummated, Parent will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, the Company has agreed to take all lawful actions necessary to cause at least a majority of members of the Company Board to consist of persons designated by Parent (whether by election or by the resignation of existing directors and appointment of Parent designees). As a result of its ownership of such Shares and right to designate nominees for election to the Company Board, Parent indirectly will be able to influence decisions of the Company Board and the decisions of Purchaser as a shareholder of the Company. This concentration of influence in one shareholder may adversely affect the market value of the Shares.

        If Parent controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, Shareholders of the Company, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

        Statutory Requirements.    Under the MBCA and the Articles of Incorporation, the approval of the Company Board and, unless Parent shall directly or indirectly acquire 80% or more of the outstanding Shares, the affirmative vote of the holders of two-thirds of the outstanding Shares, including the Shares held by Purchaser and its affiliates, is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

        The Company Board and the Special Committee have each unanimously approved the Offer, the Merger and the Merger Agreement. Unless the Merger is consummated pursuant to the short-form merger provisions under the MBCA described below (in which case no further action by the Shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company to effect the Merger will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the outstanding Shares.

        Under Section 35-1-818 of the MBCA, if Purchaser acquires at least 80% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's Shareholders. In such event, Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's Shareholders. If Purchaser does not acquire at least 80% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's Shareholders would be required under the MBCA.

        Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the MBCA and its Articles of Incorporation and Bylaws to convene a meeting of its Shareholders promptly following consummation of the Offer to consider and vote on the Merger, if a Shareholders' vote is required. If Purchaser owns two-thirds of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other Shareholder of the Company.

        Dissenters' Rights.    No dissenters' rights are available in connection with this Offer. However, in connection with the Merger, Shareholders would have certain rights to dissent and demand the fair value of their Shares under Sections 35-1-826 through 35-1-839 of the MBCA. Dissenting Shareholders who comply with the requisite statutory procedures under the MBCA would be entitled to a judicial determination and payment of the fair value of their Shares, together with interest thereon. A copy of Sections 35-1-826 through 35-1-839 of the MBCA is attached as Schedule II. A Shareholder who desires to exercise dissenters' rights should seek the advice of legal counsel in connection with the exercise of any available dissenters' rights.

        THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MBCA.

        Going Private Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Shareholders be filed with the SEC and disclosed to minority Shareholders prior to consummation of the Merger.

SECTION 12. DIVIDENDS AND DISTRIBUTIONS.

        As described in Section 11, the Merger Agreement provides that, from September 26, 2002 to the Effective Time (unless Parent agrees otherwise in writing), Company will not, and will not permit any of its Subsidiaries to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, including any stock split or combination, other than dividends paid by any wholly owned Subsidiary of Company to Company or any other Subsidiary of Company.

SECTION 13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, THE PACIFIC EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly will have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction will cause future market prices to be greater or less than the Per Share Amount.

        Pacific Exchange Listing.    The Shares are listed on The Pacific Exchange and are also quoted in the Pink Sheets. If the Shares cease to be listed on The Pacific Exchange, the market for the Shares could be adversely affected. It is possible that the Shares would continue to be quoted in the Pink Sheets or would trade on the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of quotations would depend upon the number of holders of Shares, the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration of the Shares may be terminated upon application of the Company to the SEC there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to the Shareholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of Section 14(a) that the Company furnish to the Shareholders proxy materials in connection with shareholders' meetings and the related requirement to furnish an annual report to holders of Shares. Further, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on The Pacific Exchange or the OTC Bulletin Board. It is the current intention of Parent to cause the Company to apply for termination of registration of the Shares after the consummation of the Offer if the requirements for termination of registration are met.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER.

        Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and (subject to any such rules or regulations) may postpone the acceptance for payment of or payment for any Shares tendered, and may amend or terminate (if, when and as permitted by the Merger Agreement) the Offer, (a) unless there have been validly tendered and not withdrawn before the Expiration Date a number of Shares which, together with all Shares already owned, directly or indirectly, by Parent or Purchaser, represents at least two-thirds of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis, on the date of purchase ("on a fully diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee or non-employee director stock option or other benefit plans or otherwise), or (b) if at any time on or after September 26, 2002 and before the Expiration Date, any of the following shall have occurred:

  (i)
  There shall be pending or threatened any suit, action, proceeding, or order brought by any Governmental Authority against Parent, Company or any of their respective Subsidiaries (a) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any shares of Company Common Stock by Purchaser pursuant to the Offer or the consummation of the Merger, or seeking to obtain damages in connection with any such transactions that would result in a Material Adverse Effect on Company or Parent, (b) seeking to prohibit or limit materially the ownership or operation by Company, Parent or any of their respective Subsidiaries of all or any material portion of the business or assets of Company and its Subsidiaries, Parent or any of its Subsidiaries, or to compel Company, Parent or any of their respective Subsidiaries to dispose of or hold separate all or any material portion of their respective business, as a result of the Offer, the Merger or any other transactions contemplated by the Merger Agreement; (c) seeking to impose material limitations on the ability of Parent, Merger Subsidiary or any other affiliate of Parent to acquire or hold, or exercise effectively full rights of ownership of, any shares of Company Common Stock acquired by Purchaser in the Offer or the Merger, including the right to vote any shares of Company Common Stock on matters properly presented to the shareholders of Company, including the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby; or (d) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Company and its Subsidiaries;

  (ii)
  There shall have been issued any injunction, order or decree by any Governmental Authority resulting from any action or proceeding brought by any Person other than any Governmental Authority which (a) restrains or prohibits the making of the Offer or the consummation of the Merger or any other transactions contemplated under the Merger Agreement; (b) prohibits or limits ownership or operation by Company, Parent or Purchaser of all or any material portion of the business or assets of Company and its Subsidiaries taken as a whole, or compels

    Company, Parent or any of their respective Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company and its Subsidiaries taken as a whole, in each case as a result of the consummation of the Offer, the Merger or the transactions contemplated under the Merger Agreement; (c) imposes material limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any shares of Company Common Stock acquired by Purchaser in the Offer or the Merger, including the right to vote any such shares on all matters properly presented to the shareholders of Company, including the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby; or (d) requires divestiture by Parent or Purchaser of any shares of Company Common Stock acquired by Purchaser in the Offer or the Merger;

  (iii)
  Any representation or warranty of Company in the Merger Agreement shall not be true and correct in accordance with its terms and the failure to be true and correct, when taken together with all other such failures of the representations and warranties of Company in the Merger Agreement to be true and correct in accordance with their respective terms, in the aggregate, has had or would have a Material Adverse Effect on Company;

  (iv)
  Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Company to be performed or complied with by it under the Merger Agreement;

  (v)
  The U.S. Federal Reserve Board or any other federal governmental authority shall have declared a general banking moratorium or general suspension or material limitation for five (5) consecutive business days on the extension of credit or in respective payments in respect of credit by banks or other lending institutions in the United States;

  (vi)
  The Merger Agreement shall have been terminated in accordance with its terms; or

  (vii)
  Company shall have failed to amend its labor contracts for pilots, mechanics and dispatchers to provide for the following terms, as applicable:

  (a)
  each contract must be extended for a period of not less than seven (7) years from the date of the Merger Agreement and shall contain an interest arbitration clause to resolve any open issues prior to the National Mediation Board issuing a proffer letter;

  (b)
  no contract will include annual base pay increases exceeding three percent (3%) per year after the effective date of such contract;

  (c)
  each contract must include division specific seniority and application;

  (d)
  the pilots' contract must include a rate table for each seat configuration of turboprop and regional jet aircraft; and

  (e)
  the pilots' contract must include a first officer seat lock.

        The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser, or Parent on behalf of Purchaser, regardless of the circumstances (including without limitation any action or inaction by Purchaser or any of its affiliates other than a breach by Parent or Purchaser of the Merger Agreement) giving rise to any such condition or may be waived by Parent, or Parent on behalf of Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser, or Parent on behalf of Purchaser, at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time.

SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

        GENERAL.    Except as otherwise set forth in the Merger Agreement and this Offer to Purchase, based upon an examination of publicly available information filed by the Company with the SEC, neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company and its subsidiary, taken as a whole, that might be adversely affected by Purchaser's acquisition of the Shares (and the indirect acquisition of the shares of the Company's subsidiary) pursuant to the Offer or the Merger, or (ii) any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the shares of the Company's subsidiary) by Purchaser as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. However, except as otherwise set forth in the Merger Agreement or this Offer to Purchase, Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to Purchaser's right to delay or decline to purchase Shares if any of the conditions described in Section 14 shall not have been satisfied). There can be no assurance that any such approval or other action, if needed, could be obtained, or could be obtained without substantial conditions, or that adverse consequences might not result to the business of the Company, Parent or Purchaser or that certain parts of the businesses of the Company, Parent or Purchaser might not have to be disposed of or held separately or other substantial conditions complied with in order to obtain such approval or other action, certain of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions discussed in Section 14.

        STATE TAKEOVER STATUTES.    Based on information supplied by the Company and the Company's representations in the Merger Agreement, neither Purchaser nor Parent believes that any state takeover statutes or regulations apply to the Offer or the Merger. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser might not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

SECTION 16. FEES AND EXPENSES.

        Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Continental Stock Transfer & Trust Co. to act as the Depositary in connection with the Offer. The Information Agent may contact Shareholders by mail, telephone, e-mail, facsimile and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses, including the fees and expenses of legal counsel. Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

        Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

SECTION 17. MISCELLANEOUS.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Parent nor Purchaser is aware of any jurisdiction where the making of the Offer or the acceptance thereof would be in violation of the laws of such jurisdiction. Subject to the terms of the Merger Agreement, if Parent or Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OF BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed the Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. The Schedule TO, the Schedule 14D-9 and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC (except that they will not be available at the regional offices of the SEC) in the manner set forth in Section 8 of this Offer to Purchase.

October 29, 2002	RANGER ACQUISITION CORP.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

        1.    Directors and Executive Officers of Mesaba Holdings, Inc.    The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of Parent. The business address of each director and executive officer is Fifth Street Towers, Suite 1720, 150 South Fifth Street, Minneapolis, Minnesota 55402, unless otherwise set forth below. Unless otherwise indicated, each occupation or employment set forth opposite an individual's name refers to occupation or employment with Parent. All directors and officers listed below are citizens of the United States.

Name and Business Address	Present Principal Occupation and Employment and Material Positions During the Last Five Years
Donald E. Benson	Mr. Benson was appointed as a director of Parent in June 1995. Mr. Benson has been Executive Vice President and a director of Marquette Financial Companies, formerly Marquette Bancshares, Inc., since January 1993 and with predecessor organizations since 1968. Mr. Benson is also a director of National Mercantile Bancorp, Mass Mutual Corporate Investors, Mass Mutual Participation Investors, and a director and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club.
Carl R. Pohlad
Mr. Pohlad is Chairman of the Board of Directors of Parent and was appointed as a director of Parent in February 1995. Mr. Pohlad has been Chairman of the Board, President and a director of Marquette Financial Companies, formerly Marquette Bancshares, Inc., since 1993. Prior to 1993, Mr. Pohlad was President and Chief Executive Officer of Marquette Bank Minneapolis and Bank Shares Incorporated. Mr. Pohlad is also an owner, director and the President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club, and is a director of Genmar Holdings, Inc.
Douglas M. Steenland
Mr. Steenland was appointed as a director of Parent in October 1999. Mr. Steenland was named President of Northwest Airlines Corporation and Northwest Airlines, Inc. ("Northwest") in April 2001 and was elected a director of both companies in September 2001. Mr. Steenland previously served as Executive Vice President and in various other capacities for Northwest since July 1991.
Richard H. Anderson
Mr. Anderson was appointed as a director of Parent in August 1999. Mr. Anderson was named Chief Executive Officer of Northwest Airlines Corporation and Northwest in April 2001 and was elected a director of both companies in September 2001. Mr. Anderson previously served as Executive Vice President and Chief Operating Officer and in various other capacities for Northwest since November 1990.

Paul F. Foley
Mr. Foley was appointed as a director of Parent in October 1999. Mr. Foley has been the President and Chief Executive Officer of Parent since October 1999. He was Vice President of Operations Support at Atlas Air, Inc. from December 1996 to September 1999, and Group Vice President of Operations—North America at LSG Lufthansa Service/Sky Chefs from January 1992 to December 1996.
Pierson M. Grieve
Mr. Grieve was appointed as a director of Parent in October 1999. Mr. Grieve has been a member of Palladium Equity Partners, LLC, a New York private investment firm, since November 1998. He was Chairman of the Metropolitan Airports Commission—State of Minnesota from April 1995 to April 1999. He is currently a director of the St. Paul Companies.
Robert C. Pohlad
Mr. Pohlad was appointed as a director of Parent in September 1995. Mr. Pohlad has been a director and President of Pohlad Companies since 1987. Mr. Pohlad became the Chief Executive Officer of PepsiAmericas, Inc. in November 2000, was named Vice Chairman of PepsiAmericas, Inc. in January 2001, and became Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of P-Americas, Inc. became a wholly owned subsidiary of PepsiAmericas, Inc. Mr. Pohlad was the Chief Executive Officer and a director of Delta Beverage Group, Inc., a subsidiary of P-Americas, Inc., from March 1988 to May 2001.
Raymond W. Zehr, Jr.,
Mr. Zehr was elected a director of Parent in June 1995. Mr. Zehr has been Executive Vice President of Pohlad Companies since 2000, and in various other capacities in Pohlad Companies since 1971. He is also Chief Investment Manager of CRP Holdings, LLC, and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club.
Robert E. Weil
Mr. Weil was named Vice President, Chief Financial Officer and Treasurer of Parent in January 2000. Mr. Weil was the Managing Director of Finance-Ground Operations for Northwest Airlines from December 1997 until joining Parent and Mesaba. He also held the position of Controller — Ground Operations and held various other finance positions at Northwest since 1991.

        2.    Directors and Executive Officers of Ranger Acquisition Corp.    The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of Purchaser. The business address of such director and executive officer is c/o Mesaba Holdings, Inc., Fifth Street Towers, Suite 1720, 150 South Fifth Street, Minneapolis, Minnesota 55402. Such director and officer is a citizen of the United States.

Name and Business Address	Present Principal Occupation and Employment and Material Positions During the Last Five Years
Robert E. Weil	Mr. Weil was named President and Chief Financial Officer and director of Purchaser in September 2002. He has been Vice President, Chief Financial Officer and Treasurer of Parent since January 2000. Mr. Weil was the Managing Director of Finance-Ground Operations for Northwest Airlines from December 1997 until joining the Company and Mesaba. He also held the position of Controller—Ground Operations and held various other finance positions at Northwest since 1991.

SCHEDULE II

NOTICE OF DISSENTERS' RIGHTS

        In connection with the merger (the "Merger") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") among Mesaba Holdings, Inc., a Minnesota corporation ("Parent"), Ranger Acquisition Corp., a Montana corporation and wholly owned subsidiary of Parent ("Purchaser"), and Big Sky Transportation Co., a Montana corporation (the "Company"), dated September 26, 2002, shareholders of the Company are entitled to dissenters' rights under Sections 35-1-826 through 35-1-839 of the Montana Code (a copy of which follows this notice) and are entitled to receive payment in cash of the "fair value" of their shares.

        IN ORDER TO ASSERT DISSENTERS' RIGHTS, A SHAREHOLDER MUST NOTIFY THE COMPANY IN WRITING, NO LATER THAN THE EFFECTIVE DATE OF THE MERGER, OF HIS OR HER INTENT TO DEMAND THE FAIR VALUE OF THE SHARES OWNED BY HIM OR HER AND MUST NOT TENDER THE SHARES OWNED BY HIM OR HER IN THE TENDER OFFER. THE COMPANY EXPECTS THAT THE EFFECTIVE DATE OF THE MERGER WILL BE WITHIN TWO BUSINESS DAYS AFTER THE EXPIRATION DATE OF THE TENDER OFFER (INCLUDING ANY EXTENSION(S) THEREOF). THE TENDER OFFER IS CURRENTLY SCHEDULED TO EXPIRE ON WEDNESDAY, NOVEMBER 27, 2002.

        THE COMPANY'S ADDRESS FOR ASSERTING DISSENTERS' RIGHTS IS BIG SKY TRANSPORTATION CO., 1601 AVIATION PLACE, BILLINGS, MT 59105.

        Within 10 days after the consummation of the Merger, the Company will send to all shareholders who have filed an intent to demand the fair value of their shares a notice containing (i) the address to which a demand for payment and stock certificates must be sent and the date by which they must be received, (ii) a form to be used to demand payment, (iii) the date by which the Company must receive the payment demand, and (iv) another copy of Sections 35-1-826 through 35-1-839. The dissenting shareholder will be required to demand payment and deposit his or her stock certificates with the Company within 30 days after such notice is given.

        After the Company receives a valid demand for payment, it will remit to each dissenting shareholder the amount the Company deems to be the fair value of the shares, plus interest, certain financial information, a description of the method used in determining fair value, copies of the applicable provisions of Montana statutes, and a description of the procedures to be followed in demanding supplemental payment.

        If a dissenting shareholder believes that the amount remitted by the Company is less than the fair value of the shares, plus interest, the dissenter may give written notice to the Company of his or her own estimate of the fair value, plus interest, within 30 days after the Company mails the remittance and demand payment of the difference. In that event, the Company must, within 60 days of receiving the demand, either pay the amount the dissenter has demanded or file in court a petition requesting that the court determine the fair value. The fair value determined by the court is binding on all shareholders. The Court having jurisdiction over any such petition by the Company or to which shareholders may petition for determination of fair value is the Montana Thirteenth Judicial District Court, Yellowstone County, P.O. Box 35030, Billings, MT 59107-5030.

SECTIONS 35-1-826 THROUGH 35-1-839 OF THE MONTANA CODE
RELATING TO A SHAREHOLDER'S RIGHT TO DISSENT FROM THE MERGER

        35-1-826. Definitions.    As used in 35-1-826 through 35-1-839, the following definitions apply:

        (1)  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2)  "Corporation" includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (3)  "Dissenter" means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

        (4)  "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (5)  "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

        (6)  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

        (7)  "Shareholder" means the record shareholder or the beneficial shareholder.

        35-1-827. Right to dissent.    (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a)  consummation of a plan of merger to which the corporation is a party if:

              (i)  shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            (ii)  the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

          (b)  consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

          (c)  consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (d)  an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)  alters or abolishes a preferential right of the shares;

            (ii)  creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

            (iii)  alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (iv)  excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

            (v)  reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

          (e)  any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

        (2)  A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        35-1-828. Dissent by nominees and beneficial owners.    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (2)  A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a)  he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)  he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

        35-1-829. Notice of dissenters' rights.    (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

        (2)  If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

        35-1-830. Notice of intent to demand payment.    (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a)  shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)  may not vote his shares in favor of the proposed action.

        (2)  A shareholder who does not satisfy the requirements of subsection (1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-839.

        35-1-831. Dissenters' notice.    (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 35-1-830.

        (2)  The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:

          (a)  state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

          (b)  inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

          (c)  supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)  set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

          (e)  be accompanied by a copy of 35-1-826 through 35-1-839.

        35-1-832. Duty to demand payment.    (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1-831(2)(c), and deposit his certificates in accordance with the terms of the notice.

        (2)  The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (3)  A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

        35-1-833. Share restrictions.    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

        (2)  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        35-1-834. Payment.    (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

        (2)  The payment must be accompanied by:

          (a)  the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b)  a statement of the corporation's estimate of the fair value of the shares;

          (c)  an explanation of how the interest was calculated;

          (d)  a statement of the dissenter's right to demand payment under 35-1-837; and

          (e)  a copy of 35-1-826 through 35-1-839.

        35-1-835. Failure to take action.    (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1-831 and repeat the payment demand procedure.

        35-1-836. After-acquired shares.    (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)  To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

        35-1-837. Procedure if shareholder dissatisfied with payment or offer.    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if:

          (a)  the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b)  the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

          (c)  the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (2)  A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his shares.

        35-1-838. Court action.    (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)  The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if its principal office is not located in this state, where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)  The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

        (4)  The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (5)  Each dissenter made a party to the proceeding is entitled to judgment:

          (a)  for the amount, if any, by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the corporation; or

          (b)  for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

        35-1-839. Court costs and attorney fees.    (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

        (2)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)  against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

          (b)  against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

        (3)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Shareholder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary For The Offer Is:

Continental Stock Transfer & Trust Company

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier
17 Battery Place 8th Floor New York, NY 10004 Attention: Reorganization Department	(For Eligible Institutions Only) (212) 616-7610 For Confirmation Telephone: (212) 509-4000 ext. 536	17 Battery Place 8th Floor New York, NY 10004 Attention: Reorganization Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Any questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and related materials may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent For The Offer Is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Call Collect)
or
 CALL TOLL-FREE (800) 322-2885
proxy@mackenziepartners.com